The Alkaline Water Company Reports Record Fiscal
Third Quarter Revenue of $10.2 Million

SCOTTSDALE, Ariz. - February 16, 2021 - The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company") is a producer of bottled alkaline drinking water, flavor-infused waters, and CBD infused products sold under the brand name Alkaline88®, A88™, and A88CBD™, respectively. Today, the Company announces that revenue increased $1.7 million year-over-year to $10.2 million for the fiscal third quarter ended December 31, 2020.

Key Highlights:

- Fiscal 2021 third-quarter record revenue of $10.2 million increased 20% year-over-year.

- Fiscal 2021 third-quarter earnings per share of ($0.06) improved by 14.3% compared to the prior-year quarter, of which ($0.01) was related to non-cash expenses.

- Direct Store Delivery (DSD) network now reaches over 10,000 customers.

- A88CBD™ line expands national distribution network with KeHE, UNFI, BettermentRS, and broker C.A. Fortune.

"We are proud to announce that we delivered record fiscal third quarter revenue of $10.2 million. Our E-Commerce, A88CBD, single-serve offerings, eco-friendly aluminum bottles, and flavor-infused waters all contributed toward the record. Each business line continues to grow, and we expect a significant contribution from them over the next 12 months," stated Ricky Wright, President and CEO of The Alkaline Water Company. "We are excited that the momentum we gained over the summer in our flagship brand Alkaline88 continues. Based on 13 week Nielsen scanner data ending 12/26/20, we continue to be the fastest-growing top 10 value-added water in the country. We outperform the category volume growth by almost 2 times and the unit growth by over 5 times. We are now the 8th largest vendor in the category. We see continued strength in the 1/23/21 Nielsen scanner data as well."

"We believe that the strategic actions we have taken this year position us for strong growth and anticipate solid returns from the investments we are making in the coming fiscal year. Since the end of the quarter, we are working tirelessly on several initiatives. These include expanding our DSD strategy in strategic regions. The expansion plans should allow us to reach an additional 40,000 to 80,000 customers in the all-important convenience store channels.  Based on the changing shopping habits of consumers, we have allocated additional resources to our E-Commerce and digital marketing strategies both in the water and CBD categories. We have tested and will expand on programs that have shown extraordinary ROI's in our test markets. By expanding our outlays to these water and CBD initiatives, we expect to drive a significant amount of sales through both our E-Commerce sites in fiscal 2022. Our products will also be supported by our first-ever traditional marketing campaign led by the Davis Elen agency."

"With the change in administration in Washington, we are hopeful that we will finally get clear guidance nationwide for our A88CBD products. In anticipation of this, we expanded our retail distribution network for our A88CBD products through KeHE, UNFI, BettermentRS, and C.A. Fortune. We continue to leverage our existing relationships to penetrate the brick-and-mortar retailers with our A88CBD products and expect to be in thousands of stores in the coming months."

"On the operational side, we are in the process of expanding our domestic capacity for our raw materials and increased finished goods. We will be announcing new plants and new raw material providers that should increase our overall capacity and positively impact our gross margins. These initiatives will support all aspects of the anticipated growth in E-Commerce, A88CBD, Alkaline88 single-serve offerings, Alkaline88 eco-friendly aluminum bottles, and Alkaline88 flavor-infused waters."

"In addition to increasing our gross margins and capacity, they will significantly decrease our carbon footprint as our new vendors will be closer to our existing plants. Since inception, we have focused on having the smallest carbon footprint per liter of any major water brand. In the past 52 weeks, we have taken major steps in reducing our carbon footprint. We have already begun to include 25% recycled PET in our bulk sizes. We continue to focus on sustainability throughout our new initiatives, as demonstrated by being the first national water company with an aluminum bottle. We are a Clean Beverage™ company and care about not only what goes into our products but what we can do to minimize our impact on the environment."

"These and other initiatives, including international expansion and the rebounding hospitality industry, should contribute to significant revenue growth in fiscal 2022. Our Company and its operations are well-positioned to be an omnichannel lifestyle brand in fiscal 2022."

Fiscal 2021 Third Quarter Financial Results (unaudited)

(All amounts are in U.S. dollars)

  For the fiscal third-quarter ending December 31, 2020, recorded record revenue of approximately $10.2 million, an increase of approximately 20% year-over-year.
  Gross profit in the fiscal third quarter of $4.2 million increased by 23.6% compared to the prior-year quarter.
    Gross margin of 41.2% improved by 110 basis points primarily due to the increase in sales.
  Total operating expenses for the fiscal third quarter were $8.4 million, an increase of 37.0% year over year.
  Net loss for the fiscal third quarter was $4.4 million or $0.06 per share versus a net loss of $2.9 million or $0.07 per share in the fiscal third quarter of 2020. The bottom-line was impacted by ($0.01) per share due to certain non-cash items.

Recent Business and Operational Highlights

National Footprint and Channel Expansion

  Alkaline88® flagship brand of premium alkaline water is now available in over 75,000 stores across all trades in the U.S.
  Launched Direct Store Delivery (DSD) strategy with Mahaska.
  Alkaline88® 3-liters and A88-Infused flavors available in 99 Cent Only Stores across California, Texas, and Nevada.
  Sprouts to carry Alkaline88® eco-friendly aluminum bottles across all stores nationwide.
  Added C.A. E-Comm to support e-commerce growth.
  Expands into multi-billion dollar Hospitality and Foodservice channel.
    Added Dot Foods Inc., the largest food redistributor in the U.S., to present our Alkaline88®, A88 Infused™, and eco-friendly aluminum bottles to its 4,300 customers nationwide.
    Added Independent Broker Alliance (IBA), an alliance of 30 independently owned and operated foodservice sales agencies.
  Expanded national distribution with KeHE for flavor-infused waters and A88CBD™ topical products and  BettermentRS, UNFI, and broker C.A. Fortune for its A88CBD™ portfolio of products.
  Adds Valu Merchandisers Company (VMC), a natural and organic product distributor serving more than 3,800 independently owned supermarkets in 35 states.
  HomeGoods, a T.J. Maxx company, to carry the new 2-liter product in 500 store locations.
  Alkaline88® available in 1-gallon and 1-liter sizes at all 123 Fareway store locations across 6 states in the Midwest.
  H-E-B to carry Alkaline88® aluminum bottles in 288 U.S. stores.
  Expands online and brick and mortar channels for A88CBD™ portfolio of products.
    Products are now available in approximately 300 retail locations, including Elevated Wellness CBD, CBD Emporium, Alchemist Kitchen, Pure CBD, Vitamin Plus (select locations), and online at Amazon, CBD.co, healwithnature.com, and DirectCBDOnline.com.
  Accelerated convenience store growth strategy with several new distribution agreements.
    Since the inception of the program, the Company has added over 12,000 new convenience stores and a target goal to reach approximately 25,000 convenience stores.

Innovation and Product Portfolio Expansion

  Launched new 2-liter single-serve and six-packs, targeting high volume shoppers, including the club market.
  Expanded topical product lineup; includes bath bombs and deep-relief cream made with high-quality, lab-tested hemp extract.
  Expanded ingestible product lineup; includes lemon-lime water, gummies, and powder packs made with high-quality, lab-tested hemp extract.
  Announced new single-serve 500ml eco-friendly aluminum bottles.

Corporate Development

  Appoints Retail Industry Veteran Frank Lazaran to its Board of Directors.
  Enhanced digital customer experience by adding new content and features to A88CBD.com
  Featured and showcased the A88 family of products at various national expos and tradeshows.

  Ranked #1 best selling national brand by units sold at the 2020 KeHE Holidays of Hope show and the KeHE Winter Virtual show.

Brand Awareness

  Alkaline88® remains the #1 selling bulk alkaline water nationally.

The following table summarizes the operating results for the three months ended December 30, 2020, and 2019 (Unaudited):

(All Amounts are in U.S. dollars)

In millions	For the three months ended December 31, 2020	For the three months ended December 31, 2019	Year over Year Change %
Revenue	$10,179,695.0	$8,455,030.0	20.4%
Cost of Good Sold	$5,985,210.0	$5,061,324.0	18.3%
Gross Profit	$4,194,485.0	$3,393,706.0	23.6%

Operating Expenses
Sales and Marketing	$4,654,930	$4,077,599	14.2%
General and Adminstrative	$3,481,010	$1,812,763	92.0%
Depreciation	$281,962	$254,220	10.9%
Total Operating Expense	$8,417,902	$6,144,582	37.0%

Total Operating Loss	$(4,223,417)	$(2,750,876)	53.5%

Net Loss	$(4,360,334.0)	$(2,861,673)	52.4%

Loss per Share (Basic and Diluted)	$(0.06)	$(0.07)	-14.3%

Weighted Avg. Shares Outstanding (Basic and Diluted)	73,528,255	42,685,592	72.3%

Conference Call Information

The Alkaline Water Company will conduct a conference call to review its operating results for the quarter ended December 31, 2020, on Tuesday, February 16, 2021, at 5:00 PM Eastern Time. This call may include material information not contained in this press release.

Date: February 16, 2021
Time: 5:00 PM Eastern Time (E.T.)
Dial-in Number for U.S. and Canadian Callers: 877-407-8293
Dial-in Number for International Callers (Outside of the U.S. and Canada): 201-389-0927

Participating in the call will be the Company's President and CEO, Richard A. Wright, and Chief Financial Officer, David Guarino. They will discuss operational and financial highlights for the fiscal third quarter.

Please dial into the above-referenced telephone numbers five to 10 minutes prior to the scheduled call time to join the live conference call.

A replay will be available for one week starting on February 17, 2020, at approximately 10:30 AM (E.T.). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers. The conference I.D. # is 13716457.

About The Alkaline Water Company

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label 'Clean Beverage.' Quickly being recognized as a growing lifestyle brand, Alkaline88® launched A88 Infused™ in 2019 to meet consumer demand for flavor-infused products. A88 Infused™ flavored water is available in six unique all-natural flavors, with new flavors coming soon. Additionally, in 2020, the Company launched A88 Infused Beverage Division Inc., which includes the Company's CBD water and flavor-infused water. For the Company's topical and ingestible offerings, A88 Infused Products Inc. includes both the Company's lab-tested hemp extract salves, balms, lotions, essential oils, and bath salts, along with broad-spectrum hemp, powder packs, oil tinctures, capsules, and gummies.

To purchase A88CBD™ products online, visit us at A88CBD.com and Alkaline88.com. To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, the following: that the Company expects a significant contribution from each business line over the next 12 months; that  the Company believes that the strategic actions the Company has taken this year position the Company for strong growth and anticipate solid returns from the investments the Company is making in the coming fiscal year; that the expansion plans should allow the Company to reach an additional 40,000 to 80,000 customers in the all-important convenience store channels; that the Company will expand on programs that have shown extraordinary ROI's in its test markets; that the Company expects to drive a significant amount of sales through both its E-Commerce sites in fiscal 2022; that the Company is hopeful that it will finally get clear guidance nationwide for its A88CBD products; that the Company expects that its A88CBD products to be in thousands of stores in the coming months; that new plants and new raw material providers that the Company will announce should increase the Company's overall capacity and positively impact the Company's gross margins and these initiatives will support all aspects of the anticipated growth in E-Commerce, A88CBD, Alkaline88 single-serve offerings, Alkaline88 eco-friendly aluminum bottles, and Alkaline88 flavor-infused waters and they will significantly decrease the Company's carbon footprint as the Company's new vendors will be closer to the Company's existing plants; that these and other initiatives, including international expansion and the rebounding hospitality industry, should contribute to significant revenue growth in fiscal 2022; that the Company and its operations are well-positioned to be an omnichannel lifestyle brand in fiscal 2022 and the Company's target goal to reach approximately 25,000 convenience stores.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company's CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO

Sajid Daudi

Director of Investor Relations & Corporate Communications
800-923-1910
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com